Exhibit 4.18

SHARE PURCHASE AGREEMENT

among

Longye International Limited

TuanChe Limited

and

OTHER PARTIES NAMED THEREIN

Dated as of May 31, 2019

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of May 31, 2019 (the “Execution Date”), among

(1)	TuanChe Limited, a company incorporated in the Cayman Islands (the “Purchaser”);

(2) Longye International Limited, a company incorporated in the Cayman Islands (the “Company”);

(3) Long Ye Information Technology Limited (龍業信息技術有限公司), a company duly incorporated and validly existing under the laws of Hong Kong (the “HK Company”);

(4) Beijing Sangumaolu Information Technology Limited (北京三顾茅庐 信息科技有限公司), a limited liability company incorporated and existing under the PRC Law (the “WFOE”);

(5) Shenzhen Drive New Media Co. LTD (深圳市驱动新媒体有限公司), a limited liability company incorporated and existing under the PRC Law (“Shenzhen Company”);

(6)  Beijing Hulian Drive Technology Co. LTD (北京互联驱动科技有限公 司), a limited liability company incorporated and existing under the PRC Law (“Beiing Company”, together with the Company, HK Company, the WFOE and Shenzhen Company, the “Group Companies” and each a “Group Company”);

(7)Long Ye Group Holding Inc, a company incorporated in the British Virgin Islands (the “Founder’s BVI”);

(8)Li Mingyou (李明友), a PRC national with PRC ID No. ****** (the “Founder”, together with Founder’s BVI, the “Sellers”, and each a “Seller”).

WHEREAS, the Group Companies are engaged in the business of providing the software-as-a-service platform that provides customer-relationship-management service for auto dealer (the “Business”).

WHEREAS, the Seller owns all of the outstanding share capital of the Company, which is one (1) share of the Company (the “Shares”).

WHEREAS, the Sellers wish to sell to the Purchaser and the Purchaser wishes to purchase from the Sellers, the Shares, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, all parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. For purposes of this Agreement:

(i)            “Acquisition Proposal” means any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any Equity Security of any Group Company, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company, divisions or operating or principal business units.

(ii)          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

(iii)         “Affiliate” means, (a) with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, for any Person that is a private equity or venture capital investment fund, the term “Affiliate” shall also include any investment fund which is Controlled by or under common Control with one or more general partners of such Person or its Affiliates; and (b) in the case of an individual, shall include, without limitation, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons.

(iv)         “Affiliated Group” means any affiliated, combined, consolidated, unitary or other similar group that has filed a consolidated return for income Tax purposes for a period during which any Group Company was a member.

(v)          “Ancillary Agreements” means the various agreements, instruments or documents attached to or entered into in connection with this Agreement.

(vi)        “Approval” means any approval, license, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

(vii)       “Business Day” means any day (other than a Saturday or Sunday) on which commercial banking institutions in the Cayman Islands, Hong Kong and the PRC are open for business.

(viii)      “Circular 37” means the Circular 37, issued by SAFE on July 4, 2014, titled “Circular on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles,” effective as of July 4, 2014, and any of its predecessors.

(ix)         “Contract” means, as to any Person, any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

(x)          “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

(xi)        “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company and the Sellers to the Purchaser in connection with this Agreement.

(xii)       “Domestic Resident” has the meaning set forth in Circular 37 and/or other Law related to Circular 37.

(xiii)      “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(xiv)	“Equity Securities” means, with respect to a Person, any shares,

share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

(xv)       “Family Group” means, with respect to any natural person, such person’s spouse, parents and siblings, and each of their respective descendants (whether natural or adopted) and any trust or other entity (including a corporation, partnership or limited liability Companies) formed solely for the benefit of such person and/or such person’s spouse, parents, siblings and/or their respective descendants (whether natural or adopted).

(xvi)      “Governmental Authority” means any PRC or non-PRC national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

(xvii)    “Governmental Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(xviii)   “Group Companies” means the Company, HK Company, the WFOE, Shenzhen Company and the Subsidiaries of the forgoing, and the “Group Company” refers to each of them. The particulars of the Group Companies are set forth in Exhibit A attached hereto.

(xix)	“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

(xx)        “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital Share or registered capital of such Person or any warrants, rights or options to acquire such capital Share or registered capital, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

(xxi)      “Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or Tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person, whether directly or indirectly.

(xxii)     “Intellectual Property Rights” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, Company Marks, Internet domain names, trade dress, trade names, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) software, and (v) confidential and proprietary information, including trade secrets, know-how, designs and drawings, engineering documents, technical manuals, patterns, processes, formulae, inventions and discoveries (whether patentable or not), and all related documentation, developer notes, comments and annotations, and other similar rights of the Company and its Affiliates, and all applications therefor and registrations thereof, and all rights to sue for past, present and future infringement or other violations of the Intellectual Property Rights, and all goodwill associated with any of the foregoing.

(xxiii)   “Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, shares, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

(xxiv)   “Law” means any PRC or non-PRC national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law).

(xxv)    “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Tax Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

(xxvi)   “Material Adverse Effect” means any event, circumstance, change in or effect on the Business, the Company and the Affiliates or the Sellers and their Affiliates, as the context dictates, that, individually or in the aggregate with all other events, circumstances, changes in or effects on the Business, the Company and the Affiliates or the Sellers and their Affiliates, as the context dictates, has had or is reasonably expected to have a material adverse effect on the business, operations, prospect assets or liabilities (including without limitation, contingent liabilities) results of operations or the condition (financial or otherwise) of the Business, the Company and the Affiliates or the Sellers and their Affiliates, as the context dictates, taken as a whole.

(xxvii)  “Ordinary Course” means the ordinary course of business consistent with past custom and practice.

(xxviii)    “PRC GAAP” means PRC Accounting Standards for Business Enterprises and other relevant accounting laws and regulations in effect from time to time applied consistently throughout the periods involved.

(xxix)      “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.

(xxx)      “Restructuring Documents” means the following contracts: (i) Exclusive Business Cooperation Agreement (独家业务合作协议) to be respectively entered into by and between the WFOE and each of the Shenzhen Company and Beijing Company, (ii) Exclusive Option Agreement (独家购买权协议) to be respectively entered into by and among the WFOE, each of the Shenzhen Company and Beijing Company and their respectively equity holders, (iii) Power of Attorney (授权委托书) to be respectively entered into by and among the WFOE, each of the Shenzhen Company and Beijing Company and their respectively equity holders, (iv) Equity Pledge Agreement (股权质押合同) to be respectively entered into by and among the WFOE, each of the Shenzhen Company and Beijing Company and their respectively equity holders, and (v) Spouse Consent Letter （配偶同意函）to be signed by the spouse of the individual equity holders of Shenzhen Company and/or Beijing Company, each of which shall be in substantially the forms attached hereto as Exhibit E.

(xxxi)	“RMB” means Renminbi, the law currency of the PRC.

(xxxii)	“SAFE” means State Administration of Foreign Exchange of the PRC.

(xxxiii)     “SAFE Rules and Regulations” shall mean collectively, the Circular 37 and any other applicable SAFE rules and regulations, as amended.

(xxxiv)    “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, 50% or more of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of members of the board of directors or similar body governing the affairs of such entity, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, 50% or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a 50% or more ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated 50% or more of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. With respect to the Company, the Seller or the Purchaser, a Subsidiary shall include any corporation, partnership, limited liability company, association or other business entity that the Company consolidates in its consolidated financial statements as a variable interest entity in accordance with US GAAP.

(xxxv)     “Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital Share, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

(xxxvi)    “Tax Return” means any return, declaration, report, estimate, claim for refund, claim for extension, information return, or statement relating to any Tax, including any schedule or attachment thereto.

(xxxvii)    “Tax Liability” shall mean an amount equal to the amount of any diminution in the value of the Transfer Shares, and any and all losses, liabilities, damages, suits, obligations, judgments or settlements or any kind (including all reasonable legal costs, costs of recovery and other expenses incurred by the Purchaser) resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies) arising from an event relating to tax, whether occurring before or after the Closing.

(xxxviii)  “Transaction Documents” means this Agreement and the Ancillary Agreements, the schedules and exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

(xxxix)    “USD” or “U.S.$” means the dollars of the United States, the lawful currency of the United States.

(xl)         “U.S. GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

SECTION 1.2  Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Beijing Company”	Recitals
“Business”	Recitals
“Closing”	2.3
“Closing Date”	2.3
“Company”	Preamble
“Founder”	Preamble
“HKIAC”	10.9 (b)
“HK Company”	Preamble
“PRC”	Recitals
“Purchaser”	Preamble
“Purchase Price”	2.2 (a)
“Seller”	Preamble
“Shares”	Recitals
“Transfer Shares”	2.1 (a)
“WFOE”	Preamble
“Shenzhen Company”	Preamble

SECTION 1.3 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(ii)          the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)         whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)         all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)        the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)       any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(viii)	references to a Person are also to its successors and permitted assigns; and

(ix)        the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1 Purchase and Sale of the Shares.

Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, such number of Shares (“Transfer Shares”) for such a price as set forth in Section 2.2 and any and all right, title and interest of the Sellers in and to such Shares, free and clear of all Encumbrances, and the Purchaser shall purchase such Shares.

SECTION 2.2 Aggregate Purchase Price

(a) Within five (5) Business Days following the Execution Date, the Purchaser shall pay RMB100,000,000 or the equivalent amount in USD (for the purpose of this Agreement, the amount of such USD shall be calculated and determined in accordance with the foreign exchange rate as quoted by the People’s Bank of China on the day such payment is remitted) (the “Bridge Loan”) as a bridge loan to the Sellers. If the Closing have not occurred in accordance with this Agreement, each of the Sellers hereby agrees to jointly and severally repay the Bridge Loan within ten (10) Business Days following the issuance of certain notice by the Purchaser, and a penalty interest of 0.02% per day on the outstanding Bridge Loan under this Agreement shall apply to every day that such Bridge Loan remains due.

(b)The aggregate purchase price (the “Purchase Price”) shall consist of (i) the Cash Consideration (as defined in Section 2.2(c) below) and (ii) the Share Consideration (as defined in Section 2.2(c) below).

(c) Subject to Section 2.3, Section 7.3 and Section 9.7 of this Agreement and other provisions, the Purchase Price shall be paid as follows:

(i)	at the Closing (as defined below), the Purchaser shall pay to the Seller the Cash Consideration; “Cash Consideration” means RMB100,000,000 or the equivalent amount in USD (for the purpose of this Agreement, the amount of such USD shall be calculated and determined in accordance with the foreign exchange rate as quoted by the People’s Bank of China on the day such payment is remitted); and

(ii)	at the Closing (as defined below), the Purchaser shall pay to the Seller the Share Consideration; “Share Consideration” means certain number of the securities of the Purchaser, which equal to the ratio of RMB100,000,000 to the average of such security’s closing prices on NASDAQ over the thirty (30) day period ending May 10, 2019, namely 8,366,444 class A ordinary shares of the Purchaser.

SECTION 2.3 Payment of the Purchase Price.

Notwithstanding anything to the contrary, (i) the Bridge Loan shall be converted into the Cash Consideration automatically; (ii) the class A ordinary shares of the Purchaser paid as the Share Consideration shall not be sold, pledged, transferred or otherwise disposed of, and shall become vested and be released from such aforementioned restrictions according to the following vesting schedule: 20% will be vested and released on January 1, 2020, 30% will be vested and released on January 1, 2021, 50% will be vested and released on January 1, 2022.

The Purchaser’s obligation to pay the Purchase Price will be subject to the fulfillment of continued accuracy as of the date hereof, the closing date and the payment date of the Warrantors’ (as defined below) representations and warranties made herein.

SECTION 2.4 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of the Purchaser within five (5) Business Days following the satisfaction or, if permissible, waiver of all conditions to the obligations of the parties set forth in Article VI hereof, or at such other place or at such other time or on such other date as the parties may mutually agree upon in writing. The date and time of the Closing are herein referred to as the “Closing Date”.

SECTION 2.5 Closing Deliveries by the Group Companies. At the Closing, the Group Companies shall deliver, and the Warrantors shall cause to be delivered to, the Purchaser:

(a)  a copy of (i) the board resolutions duly and validly adopted by the board of directors of each Group Company and (ii) the resolutions of the shareholders of each Group Company, evidencing their respective authorization and approval of the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby;

(b)  a copy of the director resolutions duly and validly adopted by the director and a copy of the resolutions of the shareholder of the Company approving (i) the registration of the Purchaser in the Company’s register of members as a shareholder of the Transfer Shares of the Company; (ii) approving the appointment of director(s) of the Company as designated by the Purchaser; approving the resignation of director(s) of the Company as designated by the Sellers; and (iii) cancelling all existing share certificates in respect of the Transfer Shares, and issuing a new share certificate to the Purchaser in respect of the Transfer Shares;

(c) a true copy of the updated register of members of the Company, certified by the registered office provider of the Company, reflecting the Purchaser as holder of the Transfer Shares at the Closing together with the relevant originals to be delivered to the Purchaser within three (3) days following the Closing;

(d) the share certificates representing the Transfer Shares being purchased by the Purchaser at the Closing together with the relevant originals to be delivered to the Purchaser within three (3) days following the Closing;

(e) the opinion, certificates and other documents required to be delivered pursuant to Section 6.2.

SECTION 2.6 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to Purchaser:

(a) duly executed instrument of transfer in respect of the relevant Transfer Shares in favor of the Purchaser together with the relevant original share certificate evidencing the relevant Transfer Shares to be delivered to the Purchaser within three(3) days following the Closing;

(b) a letter of resignation for each of the director(s) appointed by the Sellers as director(s) of each Group Company, if applicable; and

(c)  the opinion, certificates and other documents required to be delivered pursuant to Section 6.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES AND THE SELLERS

SECTION 3.1 Representations and Warranties regarding the Sellers. Except as set forth in the Disclosure Schedule as attached hereto as Exhibit D, each Seller hereby represents, warrants and undertakes to the Purchaser as of the date hereof and as of Closing Date that:

(a)        Organization. Such Seller (if it is an entity) is validly existing and in good standing under the laws of its jurisdiction of incorporation. Such Seller has the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate all of its properties and assets.

(b)         Authority. Such Seller has full power, authority and legal capacity to enter into the Transaction Documents to which such Seller is a party and to perform his, her or its obligations hereunder and thereunder.

(c)        Execution and Delivery of Valid and Binding Agreements. Each Transaction Document to which such Seller is a party has been duly executed and delivered by such Seller, and such Transaction Document constitutes, and the other agreements contemplated hereby to which such Seller is a party, when executed and delivered by such Seller in accordance with the terms thereof shall each constitute, a valid and binding obligation of such Seller, enforceable in accordance with its terms, subject to the effect of bankruptcy, or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

(d)       No Breach. The execution and delivery by such Seller of the Transaction Documents to which such Seller is a party and the other agreements contemplated hereby to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii)   constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Encumbrance upon the Shares pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency, unless otherwise provided under this Agreement (if any), pursuant to, (a) any law, statute, rule or regulation to which such Seller or is subject, (b) the memorandum and articles of association of such Seller, or (c) any agreement, instrument, order, judgment or decree to which such Seller is subject.

(e)        Title to Transfer Shares. Such Seller is the record owner and beneficial owner of all the issued and outstanding Transfer Shares of such Seller. The Transfer Shares of such Seller were duly issued and fully paid up and non-assessable. On the Closing Date, such Seller will transfer to the Purchaser good and marketable title to the Transfer Shares of such Seller free and clear of all Encumbrances. Except for the issued and outstanding Shares indicated as held by the Sellers in Section 1.1 of the Disclosure Schedule, none of the Sellers own or have direct or indirect interest in any other Shares of any Group Company or is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the acquisition or disposition of any Shares of any Group Company (other than this Agreement). None of the Sellers is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares of any Group Company, except for the Restructuring Documents.

(f)        Litigation. There are no actions, suits, claims, proceedings, orders or investigations (including, without limitation, any condemnation, expropriation or similar proceedings) (collectively, “Legal Proceedings”) pending or threatened against or affecting such Seller, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could adversely affect the performance of such Seller under the Transaction Documents to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

(g)	Compliance with Laws.

(i)	Such Seller has not violated any law, ordinance, code, rule or any governmental regulation or requirements relating to the Shares (including applicable laws of the United States such as the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq (the “FCPA”)), and such Seller has not received any notice of, and no claims have been filed, against such Seller alleging any such violation.

(ii)	Such Seller has completed and will complete all necessary filings or registrations, obtained all necessary approvals, or complied with any rules or regulations of the SAFE with respect to the transaction contemplated herein in accordance with the applicable laws.

(iii)	Such Seller has not taken any act that will cause the Purchaser (or its Affiliates, including after the Closing, the Company) to violate the FCPA or any applicable anti-corruption law. Without limiting the foregoing, such Seller has not paid or authorized the payment of any money (or other property) or corporate fraud, or offered, given a promise to give, or authorized the giving of anything of value, to any government official or agent in any country, state, province, city, region or otherwise, to any political party or official thereof or to any candidate for political office for any unlawful contribution, gift, entertainment or other unlawful expenses relating to a political activity, or for the purpose, or with the effect, of (i) (A) influencing any act or decision of such government official, political party, party official, or candidate in his or its official capacity, (B) inducing such governmental official or agent, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate, or (C) securing any improper advantage, or (ii) inducing such government official or agent, political party, party official, or candidate to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist such Person in obtaining or retaining business for or with, or directing business to such Seller, the Group Companies or their respective Affiliates.

(iv)	Such Seller is not currently a government official, officer, agent or employee of a non-U.S. government or government-owned enterprise (wholly or partially owned) or any agency, department or instrumentality thereof or political party or public international organization or a candidate for non-U.S. government or political office or is an agent, officer, or employee of any entity owned by a non-U.S. government (“Non-U.S. Official”).

(v)	Prior to and until the Closing Date, the Transfer Shares of such Seller were held by such Seller for its own account, not as a nominee or agent.

(vi)	Such Seller has not, whether on its behalf or on behalf of any Group Company, at any time made any payments for political contributions or made any bribes, kickback payments or other illegal payments.

(h)       Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the other agreements contemplated hereby based on any arrangement or agreement to which such Seller is a party or to which such Seller is subject. Such Seller shall pay, and hold the Company and the Purchaser harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

(i)       Other Representations and Warranties. Each of the matters set out in Exhibit C are as of the date hereof true and correct and will be for all times after the date hereof and up to and including the Closing Date true and correct.

SECTION 3.2 Representations and Warranties regarding the Group Companies. Except as set forth in the Disclosure Schedule as attached hereto as Exhibit D, the Group Companies (collectively with the Sellers, the “Warrantors” and each a “Warrantor”) hereby, severally and not jointly, represent, warrant and undertake to the Purchaser that each of the matters set out in Exhibit C are as of the date hereof true and correct and will be for all times after the date hereof and up to and including the Closing Date true and correct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Group Companies and the Sellers as follows:

SECTION 4.1 Organization and Qualification. The Purchaser is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Purchaser possesses all requisite power and authority necessary to carry out the transactions contemplated by the Transaction Documents.

SECTION 4.2 Authorization; No Breach.

The execution, delivery and performance of the Transaction Documents to which the Purchaser is a party have been duly authorized by the Purchaser. The Transaction Documents to which the Purchaser is a party constitutes, and each of the other agreements contemplated hereby to which the Purchaser is a party, when executed and delivered in accordance with the terms thereof, will constitute, a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. The execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is a party does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Lien upon the Purchaser’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the organizational documents of the Purchaser, or any law, statute, rule or regulation to which the Purchaser is subject to, or any agreement, instrument, order, judgment or decree to which the Purchaser is subject to.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1 Conduct of Business.

(a) The Warrantors covenant and agree that, between the date hereof and the time of the Closing, neither any Group Company nor any Affiliate shall conduct its business other than in the Ordinary Course. Without limiting the generality of the foregoing, the Group Companies shall (i) preserve intact their business organizations and the business organization of the Business, (ii) maintain the stability of the key employees of the Group Companies, the list of which shall be agreed by the Purchaser (the “Key Employees”), (iii) preserve their current relationships with their customers, suppliers and other Persons with whom they have had significant business relationships and (iv) maintain the properties, equipment, facilities and other assets necessary for conduct of the Business in the manner consistent with its past practices and keep the same in no worse shape and conditions than they are as of the date hereof.

(b) The Group Companies and the Sellers covenant and agree that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, none of any Group Company or the Sellers will:

(i)  sell, transfer, lease or create any Encumbrances on or otherwise dispose of any of its assets, properties or interests or rights (including but not limited to those in Intellectual Property Rights) other than in its Ordinary Course;

(ii)	split off or divest any assets or businesses;

(iii)	acquire substantive assets or make equity investments;

(iv)   amend, terminate, cancel or compromise any material claims of, or waive any other rights of substantial value to, any Group Company;

(v)   sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, real, personal or mixed, with a value in excess of U.S.$10,000 individually or in the aggregate (including, without limitation, leasehold interests and intangible property);

(vi)   sell, transfer, lease or create any Encumbrances on or otherwise dispose of any share capital, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of any Group Company;

(vii)   redeem any of the share capital or declare, make or pay any dividends or distributions (whether in cash, securities or other property) to the holders of share or registered capital of any Group Company or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Affiliate solely to the Company;

(viii)   merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the Ordinary Course;

(ix)     make any capital expenditure or commitment for any capital expenditure in excess of U.S.$10,000 individually or in the aggregate in the past 12 months;

(x) incur any Indebtedness in excess of RMB 200,000 individually or in the aggregate except in the Ordinary Course;

(xi)  fail to pay any creditor any amount owed to such creditor when due in excess of RMB 200,000 individually or in the aggregate except in the Ordinary Course;

(xii)   (i) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the any Group Company to any of its employees, including, without limitation, any increase or change pursuant to any plan, or (ii) establish or increase or promise to increase any benefits under any plan, in either case, except as required by Law for any severance payment, unless such benefits are reflected in the annual financial budget;

(xiii)   enter into any agreement, arrangement or transaction with any of its Company Affiliate in excess of RMB 100,000 individually or in the aggregate except in the Ordinary Course;

(xiv)   allow any License that was issued or relates to the any Group Company or otherwise relates to the Business to lapse or terminate or fail to renew License that is scheduled to terminate or expire after the Closing Date;

(xv)  amend, modify or consent to the termination of any Material Contract or any Group Company’s rights thereunder;

(xvi)   amend or restate the Memorandum of Association and Articles of Association (or other organizational documents) of any Group Company, increase or decrease its registered capital or change its share capital structure in any manner;

(xvii)   change any content of books of accounts and records except in the Ordinary Course; or

(xviii)    agree, whether in writing or otherwise, to take any of the actions specified in this Section 5.1 or grant any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 5.1, except as expressly contemplated by this Agreement and the Ancillary Agreements.

In addition, each of the Sellers covenants and agrees that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, it will not (x) sell, transfer, create any Encumbrance or otherwise dispose of any of equity securities held in any Group Company, or (y) make any approval to the actions of any Group Companies and/or the Seller stipulated in the Section 5.1(b).

SECTION 5.2 Access to Information. From the date hereof until the Closing, upon reasonable notice, each Group Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the Affiliates and each of the Affiliates’ officers, directors, employees, agents, representatives, accountants and counsel to afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of each Group Company and to those officers, directors, employees, agents, accountants and counsel of the Group Companies who have any knowledge relating to the Group Companies or the Business.

SECTION 5.3 Confidentiality. The terms and conditions of the Transaction Documents, including their existence and the information exchanged by the Parties in connection with the preparation and negotiation of the Transaction Documents, shall be considered confidential information and, without the written approval of the Parties, shall not be disclosed by (a) any press release or public announcement, or (b) otherwise by any of the Parties to any other Person except that each Party, as appropriate, may disclose any of the Confidential Information to its current or bona fide prospective investors, prospective permitted transferees, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations. Upon the Closing, the Group Companies, the Sellers agree to, and shall cause their respective agents, representatives, affiliates, employees, officers and directors to: (a) treat and hold as confidential all (and not disclose or provide access to any Person to) any information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any and all other confidential or proprietary information with respect to the Business, the Group Companies, (b) in the event that any Group Company, any Seller or any such agent, representative, affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser or any Group Company may seek a protective order or other remedy or waive compliance with this Section 5.3, (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.3, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Group Companies or the Purchaser any and all copies (in whatever form or medium) of all such confidential information (and any analysis, compilations, studies or other documents prepared in whole or in part on the basis thereof) then in the possession of the Sellers or any of their agents, representatives, affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Sellers or any of their agents, representatives, affiliates, employees, officers and directors of such information, analyses, compilations, studies or other documents; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement or other obligation of confidentiality by the Group Companies (prior to the Closing) or the Sellers or any of their agents, representatives, affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property Rights, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property Rights, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Group Companies, the Sellers agree and acknowledge that remedies at law for any breach of its obligations under this Section 5.3 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

SECTION 5.4 Regulatory and Other Authorizations; Notices and Consents. (a) Each of the Warrantors shall use its best efforts to obtain (or cause the Affiliates to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)  The Warrantors shall, or shall cause the Affiliates to, give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by the Transaction Documents.

(c)  The Purchaser shall cooperate and use all reasonable efforts to assist the Group Companies in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Group Companies or the Business.

(d)   None of the Warrantors knows of any reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by the Transaction Documents will not be received.

SECTION 5.5 Notice of Developments. Prior to the Closing, the Warrantors shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Warrantors in this Agreement, or which could have the effect of making any representation or warranty of the Warrantors in this Agreement untrue or incorrect in any respect, and (b) all other material developments affecting the Assets, Liabilities, business, condition (financial or otherwise), operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Group Companies or the Business.

SECTION 5.6 No Solicitation or Negotiation. Each of the Group Companies, the Sellers agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, it will not, shall cause each of its respective Affiliates, officers, directors, representatives or agents not to (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the share or registered capital of any Group Company or of the Assets (other than inventory to be sold in the Ordinary Course), (B) to enter into any merger, consolidation or other business combination with any Group Company or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to any Group Company or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do, any of the foregoing. Each of the Group Companies, the Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Each of the Group Companies, the Sellers shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. Each of the Group Companies, the Sellers agree not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Group Company or any Seller is a party.

SECTION 5.7 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of the Transaction Documents and consummate and make effective the transactions contemplated by the Transaction Documents.

SECTION 5.8 Waivers of Breaches. Each Seller hereby unconditionally and irrevocably shall waive, and shall procure all Affiliates of such Seller to waive, upon the Closing, any and all past and present breach and defaults by, or any past or present claim they may have against, the Company or any other Group Company under any transactions or dealings between any Group Company on one side and such Seller or any Affiliate of such Seller on the other side.

ARTICLE VI

CONDITIONS TO THE TRANSACTIONS

SECTION 6.1 Conditions to Obligations of the Group Companies and the Sellers. The obligations of the Group Companies and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(i) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects; and

(ii) Approvals. The Purchaser shall have received all Approvals for the consummation of the transactions contemplated by the Transaction Documents.

SECTION 6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(i) Representations, Warranties and Covenants. The representations and warranties of the Warrantors contained in Article III of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Warrantors on or before the Closing Date shall have been complied with, and the Purchaser shall have received a certificate signed by the Warrantors to such effect.

(ii) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any Warrantor, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect or otherwise render inadvisable the consummation of the transactions contemplated by this Agreement.

(iii) Approvals. Each Seller and Warrantor (where applicable) shall have received all Approvals for the consummation of the transactions contemplated by the Transaction Documents.

(iv) Transaction Documents. Each of the parties to the Transaction Documents, other than the Purchaser, shall have executed and delivered to such Purchaser the Transaction Documents.

(v) Amendment to Constitutional Documents. The memorandum and articles of association of the Company (the “Restated Articles”) have been amended and restated in form and substance satisfactory to the Purchaser, and such amendment has been duly adopted by the Company by all necessary corporate actions of its directors and its shareholder.

(vi) Onshore Restructuring. The onshore restructuring of the Shenzhen Company has been fulfilled, all of the original onshore investors of the Shenzhen Company have withdrawn from the Shenzhen Company (“Original Investors’ Withdraw”) and no longer holds any equity securities in the Shenzhen Company and the consideration of the Original Investors’ Withdraw has been fully paid by the Warrantors, and the relevant evidence has been provided to the Purchaser to the satisfactory of the Purchaser.

(vii) Bank Account. The Sellers shall have opened a bank account to the satisfactory of the Purchaser.

(viii) Equity Transfer. An Equity Interest Transfer Agreement shall have been executed for the transfer of 100% equity interests in Shenzhen Company, from all holders of such equity interests to the Persons designated by the Purchaser without payment of any consideration or minimum consideration as legally permissible under the PRC Law (in case such minimum consideration is required and paid by the Persons designated by the Purchaser, the Group Companies shall make full reimbursement of such consideration to the Purchaser or the Persons designated by the Purchaser). The equity transfer as specified in this section 6.2 (viii) has been approved by the indirect holders of the such equity interests of Shenzhen Company (including the partners of 深圳市驱动创业投资中心 （有限合伙）, 深圳市驱动投资管理中心（有限合伙）, 深圳市驱动 创业管理中心（有限合伙）, 深圳市驱动团队管理中心（有限合伙）) and have been registered with the local administration for market regulation, and the evidence has been provided to the Purchaser to its satisfactory. The capitalization table of Shenzhen Company immediately after the closing of certain equity transfer as specified in this section 6.2 (viii) is enclosed hereto as Exhibit A-2.

An Equity Interest Transfer Agreement shall have been executed for the transfer of 100% equity interests in Beijing Company, from all holders of such equity interests to the Persons designated by the Purchaser without payment of any consideration or minimum consideration as legally permissible under the PRC Law (in case such minimum consideration is required and paid by the Persons designated by the Purchaser, the Group Companies shall make full reimbursement of such consideration to the Purchaser or the Persons designated by the Purchaser). The equity transfer as specified in this section 6.2 (viii) has been registered with the local administration for market regulation, and the evidence has been provided to the Purchaser to its satisfactory. The capitalization table of Beijing Company immediately after the closing of certain equity transfer as specified in this section 6.2 (viii) is enclosed hereto as Exhibit A-2.

(ix) Restructuring Documents. The Restructuring Documents have been amended and restated to reflect the transfer of equity interests specified in Section 6.2(viii).

(x) Appointment of Directors and Key Officers. The Purchaser shall have received a copy of the register of directors of the Company and HK Company, certified by the registered office provider of the Company and HK Company (as applicable) as of the date of the Closing together with the relevant originals to be delivered to the Purchaser within three (3) days following the Closing, updated to show the appointment of directors of the Company and HK Company designated by the Purchaser; and the resignation of the director of the Company and HK Company designated by the Seller. The directors of Other Group Companies (than the Company and the HK Company) shall have been changed to such persons as designated by the Purchaser, and have been registered with the local administration for market regulation, and the evidence has been provided to the Purchaser to its satisfactory. Each Group Company’s legal representatives, managers and supervisors (if applicable) have been changed to such persons as designated by the Purchaser, and have been registered with the local administration for market regulation, and the evidence has been provided to the Purchaser to its satisfactory.

(xi) Bank Signatories. Each of the Group Companies shall have removed those Persons who were bank signatories to any and all bank and deposit accounts of the Group Companies and appoint the Persons designated by the Purchasers in their places.

(xii)Due Diligence. The Purchaser shall have completed their legal, financial and business due diligence investigation of the Group Companies to its satisfaction. The Warrantors have provided to the Purchaser with (a) the relevant lists as set forth on Exhibit B, and (b) the original minute books, register of members, register of directors, license, permits, certificates and all corporate seal(s) and key(s), to the satisfactory of the Purchaser;

(xiii) Approval of Investment. The investment committee (or similar governance body) of the Purchaser shall have approved the transactions contemplated hereunder.

(xiv) ESOP. All of the options granted by the Group Companies to the employees according to the ESOP (if any) shall have been terminated or fully exercised, under which, there has been no any outstanding options or other rights granted by any Group Company under the ESOP to purchase any Equity Securities.

(xv) Good Standing Certificates. The Purchaser shall have received a certificate of good standing issued by the Registrar of Companies of the Cayman Islands certifying that the Company was duly constituted, paid all required fees and is in good legal standing.

(xvi) Compliance Certificate. The Purchaser shall have received at the Closing a certificate dated as of the Closing Date and validly executed by a director or officer of the Company, certifying the fulfillment of the conditions set forth in this Section 6.02.

(xvii) Resignation. The Founder shall have resigned as the director of 深 圳市车友联盟汽车服务有限公司 (the “Chezhu Zhi Jia”), and have entered into an agreement with Chezhu Zhi Jia, in form and substance satisfactory to the Purchaser, stating that (i) the Founder shall not participate in the operation of Chezhu Zhijia, (ii) the Founder shall give up any shareholder rights (excluding the economic rights) relating to the shares of Chezhu Zhi Jia held by the Founder contemplated under the Law and other documents.

(xviii) No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1 Indemnification Obligations.

(i)   General Indemnity. Each Seller hereby agrees to jointly and severally indemnify and hold harmless the Purchaser, Purchaser’s Affiliates, directors, officers, agents and assigns (each, an “Indemnified Person”), from and against any and all Indemnifiable Losses suffered by such Indemnified Person, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by any Seller in or pursuant to this Agreement or any other Transaction Document. Regardless of the foregoing, each Seller shall severally and jointly indemnify and hold harmless the Indemnified Person from and against any and all Indemnifiable Losses suffered by the Indemnified Person, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in any of the representations or warranties set out in Exhibit C made by the Warrantors.

(ii)    Special Indemnity. Each Seller hereby agrees to, severally and jointly indemnify and hold harmless each Indemnified Person from and against any and all Indemnifiable Losses suffered by the Indemnified Person, directly or indirectly, as a result of, or based upon or arising from (a) any Tax Liability as a result of the failure by such Seller to timely pay any Taxes in connection with the transactions contemplated hereby, (b) any Tax Liability of any Group Company attributable to any breach arising from any fact that has occurred prior to the Closing, no matter if such Tax Liability has been disclosed to the Purchaser, (c) any deficiency in social insurance and housing fund contributions by any member of the Group Companies for its employees occurred prior to the Closing, no matter if such deficiency has been disclosed to the Purchaser, (d) any Liability attributable to the infringement, violation or misappropriation of any Intellectual Property Rights of any third party by any Group Company occurred prior to the Closing, no matter if such deficiency has been disclosed to the Purchaser, (e) any dispute or claim in connection with the historical equity interest transfer of any of the Group Companies, no matter if such historical equity interest transfer has been disclosed to the Purchaser; or (f) any Liability in connection with the Founder due to any reason attributable to the Founder.

SECTION 7.2 Remedies. The rights contained in this Section 7.1 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of the Transaction Documents or with respect to any misrepresentation. For the avoidance of doubt, each of the Warrantors hereby agrees and covenants that (i) the indemnification under Section 7.1(ii) shall not be prejudiced by or be otherwise subject to any disclosure (in the Disclosure Schedule or otherwise) and shall apply regardless of whether such Warrantor have any actual or constructive knowledge with respect thereto, (ii) it will not challenge or raise a defense to any claim against such Seller or Warrantor or the exercise of any right or remedy against such Seller or Warrantor (whether under the Section 7.1 or any other provision of this Agreement or any Ancillary Agreement) on the grounds that such claim, right or remedy is not enforceable or permitted by applicable Law, and (iii) it will do all such things and undertake all such actions, including without limitation any applications to and registrations with the Governmental Authorities and any other protective measures reasonably requested by the Purchaser, to ensure that the agreement of the parties with respect to joint and several liability of the Warrantors under the Transaction Documents (if any)is given full force and effect.

SECTION 7.3 Right of Offset. The Purchaser may offset any amounts to which it may be entitled pursuant to Article VII, against amounts otherwise payable by it under this Agreement and other agreements. Neither the exercise of, nor the failure to exercise, such right of offset will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it hereby. If any Seller fails to indemnify the Indemnified Persons within fifteen (15) days following the request of the Purchaser, the Purchaser shall be entitled, in its sole discretion, to offset any amounts to which it may be entitled pursuant to Article VII, against amounts otherwise payable by it under this Agreement and other agreements.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(i)      by the Purchaser if, between the date hereof and the Closing: (a) an event or condition occurs that has resulted in a Material Adverse Effect, (b) any representations and warranties of the Warrantors contained in this Agreement shall not have been true and correct in all material respects when made, (c) the Warrantors shall not have complied with the covenants or agreements contained in this Agreement to be complied with by it which may bring Material Adverse Effect, or (d) any Group Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Group Company seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(ii)       by the Purchaser if the Closing shall not have occurred within three months commencing form the date hereof due to the reason of any other parties hereto; or

(iii)      by the mutual written consent of the Company, the Purchaser and the Sellers.

SECTION 8.2 Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Sections 5.3 and 10.1; and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement.

SECTION 8.3 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Group Companies, the Purchaser and the Sellers or (b) by a waiver in accordance with Section 8.4.

SECTION 8.4 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or

(c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

ARTICLE IX

POST CLOSING COVENANTS

SECTION 9.1 Further Assurances. At any time and from time to time, the Sellers, on the one hand, and Purchaser, on the other hand, shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other, as the case may be, and necessary for it, as the case may be, to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby.

SECTION 9.2 Corporate Governance. After the Closing, the Group Companies shall not, and the Founder shall cause the Group Companies not to, take any of the following actions, without the approval from the Purchaser or the director of the board of the Company appointed by the Purchaser:

a)	Amend or waive any provision of the Memorandum or Articles of Association;

b)	Alter or change the rights, preferences or privileges of the shares or authorize (by reclassification or otherwise) or issue any new class or series of shares having rights, preferences or privileges senior to or on a parity with the current shares;

c)	Any merger, consolidation or amalgamation of the Company with any other entity or entities (including any sale of all or substantially all of any of the Company's assets) or any spin-off, sub-division, or any other transaction of a similar nature or having a similar economic effect as any of the foregoing, or other forms of restructuring of the Company;

d)	Any consent to any proceeding seeking liquidation, winding up, dissolution, reorganization, or arrangement of any Group Company under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

e)	Increase or decrease the authorized number of shares of the Company;

f)	Take any action that results in the redemption or repurchase of any shares of the Company;

g)	Authorize, declare or pay any dividend or distribution;

h)	Any cessation to conduct or any change in the business of any Company as currently conducted;

i)	Incur any indebtedness, including leases or bank loans, or assume any financial obligation or issue, assume, guarantee or create any liability for borrowed money in excess of RMB200,000 in aggregate at any time outstanding unless such liability is incurred pursuant to the then current business plan;

j)	Sell, mortgage, pledge, lease, transfer or otherwise dispose of any of the Company’s Intellectual Property, or other assets not in the ordinary course of business;

k)	Provide any guarantee for any party other than a Group Company exceeding RMB200,000;

l)	Make any withdrawals or payments from the Company’s bank account in an amount greater than RMB200,000 unless such withdrawals or payments are reflected in the annual financial budget of the Company which has been approved by the Board;

m)	Create any subsidiary not wholly owned, directly or indirectly, by the Company or authorize any transfer, sale or otherwise dispose of any share or equity interest of any subsidiary of the Company;

n)	Authorize the Company or any of its subsidiary’s acquisition of any capital stock, instruments of indebtedness, or other securities or assets of another entity;

o)	Increase or decrease the authorized size of the Board or any committee thereof;

p)	Adopt or change the terms of any bonus or profit sharing scheme or any employee share option or share participation schemes or plans, or otherwise adopt or approve any extraordinary incentive scheme with any employee; unless such benefits are reflected in the annual financial budget;

q)	Engage or enter into any transaction or agreement with any of the Company’s affiliates, employees, directors, shareholders or other related parties, other than those transactions in the ordinary course of business;

r)	Authorize or establish any committee of the Board or delegate any of the Board’s authority to such committee;

s)	Any appointment, remuneration and other employment terms of the general manager, chief executive officer, chairman, chief financial officer or other key positions of the Company;

t)	Any approval or amendment to the annual or quarterly budget of the Company;

u)	Change the auditors or primary legal counsel of the Company;

v)	any entering into, restatement, amendment or termination to, or waiver of Restructuring Documents;

w)	the appointment (including the terms and conditions of such appointment) or removal of, and approval of the remuneration package for, any legal representative or any member of the senior management of any Group Company, including without limitation the chief executive officer, the chief operating officer, the chief financial officer, the chief technology officer, and any other management member at or above the level of vice president or comparable position, and any variations to any of such appointment (including the terms and conditions of such appointment), removal and/or remuneration package;

x)	enter into any transaction outside of the Group Companies’ Ordinary Course of business; or

y)	Authorize, adopt or approve any of the foregoing actions.

SECTION 9.3 Non-Compete.

The Founder hereof undertakes to the Purchaser, and the Founder shall cause each of the Key Employees undertakes to the Purchaser that during the period commencing from the date hereof until the date he ceases to provide the Group Companies any services in connection with his employment with any of the Group Companies or the date he ceases to own any equity interest in the Group Companies, and for a further period of twenty-four (24) months thereafter, neither it nor any of its Affiliates will directly or indirectly:

(a)	participate in the ownership, management or operation of, be concerned with, assist or engaged in or interest in, any business or entity in any manner, directly or indirectly, which is in competition with the business currently or future operated by the Group Companies, the Purchaser and/or their Affiliates (the “Competitive Business”);

(b)	solicit in any manner any person who is or has been a customer or client of the Purchase or its Subsidiary, or any Group Company for the purpose of offering to such person any goods or services similar to or competing with any Competitive Business;

(c)	solicit or entice away, or endeavour to solicit or entice away, any employee or officer of the Purchase or its Subsidiary, or any Group Company to participate in the ownership, management or operation of, or engaged in or interest in any Competitive Business;

(d)	disclose to any person, or use for any purpose, any confidential information concerning the business, accounts, finance, transactions or intellectual property rights of the Purchase or its Subsidiary, or any Group Company, or any trade secrets or confidential information of or relating to any of the Purchase or its Subsidiary, or any Group Company; or

(e)	dispose of, license, transfer or grant any intellectual property belong to the Purchase or its Subsidiary, or any Group Company, to any other Persons.

SECTION 9.4 Tax Matters. The Founder shall cause the Group Companies comply with all applicable PRC Tax laws and regulations, including without limitation, laws and regulations pertaining to income tax, value added tax and business tax.

SECTION 9.5 Compliance. The Group Companies shall, and the Founder shall cause each of the Group Companies, comply in all respects with all applicable laws and regulations to conduct its business.

SECTION 9.6 PRC TAX Matters. Within three (3) months after the Closing, the Seller shall have filed any and all Tax reports required under the applicable Law ((including without limitation Bulletin on Several Issues in Enterprise Income Tax on the Indirect Transfer of Assets by Nonresident Enterprises (Guoshui Gonggao 2015 No. 7) issued by State Administration of Taxation of the PRC (国家税务总局关于非居民企业间接转让财产企业所得税若干问题的公告) and effective as of February 3, 2015 ) (the “Bulletin 7”), and timely pay any Tax due thereunder in connection with the transactions contemplated hereby. The Sellers shall provide a copy of (i) the full set of its respective application or reporting documents and materials submitted to the relevant tax authorities in connection with the transactions contemplated hereby, together with all proof or confirmation of submission or delivery and return receipts, as promptly as reasonably practicable after each relevant submission and (ii) the corresponding acknowledgements from the tax authorities as promptly as reasonably practicable after the receipt of such acknowledgements.

If the Seller fails to make such filing within the specified timeline, the Purchaser shall be entitled to (but not be obligated to), at the costs of such Seller, make the filing and pay any Tax due on behalf of such Seller. The Purchaser will be entitled to deduct the total amount of costs incurred and Tax paid from the Purchase Price before paying the balance of the Purchase Price to the Sellers. If the filing or the payment of Tax is not completed, the Purchase shall be entitled to deduct an amount equal to the costs and the taxes payable by the Sellers under the requirements of law with respect to the Purchase Price in the PRC (“Holdback Amount”) before paying the balance of the Purchase Price to the Seller. If the Holdback Amount is not enough to cover all of the costs incurred and Tax paid, the Purchaser shall be entitled to claim compensation/reimbursement from the Sellers. The Sellers shall provide to the Purchaser on the date hereof all the documentation necessary for the said filing.

SECTION 9.7 Financial Statements. From the date of the Closing, the Sellers shall procure the delivery to Purchaser of (i) each of the Quarterly Financial Statements promptly following the last day of the relevant quarter within certain periods as requested by the Purchaser, (ii) each of the annual Financial Statements audited by certain auditor appointed by the Purchaser within certain periods as requested by the Purchaser, and (iii) such other documents as reasonably required by the Purchaser, in each case, in a form reasonably satisfactory to Purchaser.in each case, in a form reasonably satisfactory to Purchaser.

SECTION 9.8 Roles of Founder. Notwithstanding of the foregoing, the Parties agree that the Group Companies will become wholly-owned subsidiaries of the Purchaser and will be under the control of the Purchaser following the Closing. In light of the foregoing, the Founder shall only be responsible for the matters set forth in Section 9.6 through 9.10 in their relevant capacities of officers of the Group Companies with the necessary approval granted and assistance provided by the Purchaser and the board of directors, if applicable.

SECTION 9.9 Ordinary Course of Business. After the Closing, the Founder shall cause each of the Group Companies to, conduct the Business in the Ordinary Course and in a prudent manner consistent with past practice.

SECTION 9.10 Key Parties’ Commitments to the Company. The Founder hereby agrees to, and agrees to cause other Key Employees to, devote substantially all of his or her working time to the business and operations of the Group Companies.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.1 Expenses and Taxes. Except as otherwise expressly provided in this Agreement, all Taxes, costs and expenses, including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Taxes, costs and expenses, whether or not the Closing shall have occurred. Neither the Group Company nor the Purchaser or its Affiliates shall have any obligation to withhold taxes for any payments made hereunder.

SECTION 10.2 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given when hand delivered to the other parties.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.2 by giving, the other parties written notice of the new address in the manner set forth above.

SECTION 10.3 Third-Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.4 Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without prior notification to the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that, the Purchaser may assign any of its rights, interests or obligations to any Affiliate or Affiliate of the Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 10.7 Incorporation of the Disclosure Schedule and the Exhibits. The Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

SECTION 10.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to its laws of conflict.

SECTION 10.9 Dispute Resolution. Negotiation Between Parties; Mediations.

(a)The parties agree to negotiate in good faith to resolve any dispute between them arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement (the “Dispute”). If the negotiations do not resolve the Dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 10.10(b) shall apply.

(b)Arbitration. Each of the parties hereto irrevocably (i) agrees that any Dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three arbitrators, selected in accordance with the Arbitration Rules, and at least one arbitrator shall be qualified to practice laws of Hong Kong. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees. The parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions, specific performance, and lost profits.

SECTION 10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12 Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

--Signatory Pages Follows--

IN WITNESS WHEREOF, each of the Parties hereto has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

THE PURCHASER

TuanChe Limited

By:	/s/ Wei Wen
Name:	Wei Wen
Title:	Director

Signature Page of Share Purchase Agreement

IN WITNESS WHEREOF, each of the Parties hereto has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

THE GROUP COMPANIES

Longye International Limited

By:	/s/ Li Mingyou
Name:	Li Mingyou
Title:	Director

Long Ye Information Technology Limited

By:	/s/ Li Mingyou
Name:	Li Mingyou
Title:	Director

Beijing Sangu Maolu Information Technology Co., Ltd.

By:	/s/ Li Mingyou
Name:	Li Mingyou
Title:	Legal Representative

Shenzhen Drive New Media Co., Ltd.

By:	/s/ Li Mingyou
Name:	Li Mingyou
Title:	Legal Representative

Signature Page of Share Purchase Agreement

IN WITNESS WHEREOF, each of the Parties hereto has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

THE GROUP COMPANIES

Beijing Internet Drive Technology Co., Ltd.

By:	/s/ Li Mingyou
Name:	Li Mingyou
Title:	Legal Representative

Signature Page of Share Purchase Agreement

IN WITNESS WHEREOF, each of the Parties hereto has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

THE SELLERS

Li Mingyou

By:	/s/ Li Mingyou

Long Ye Group Holding Inc

By:	/s/ Li Mingyou
Name:	Li Mingyou
Title:	Director

Signature Page of Share Purchase Agreement

EXHIBIT A-1

PARTICULARS OF GROUP COMPANIES AND GROUP STRUCTURE PRIOR TO THE CLOSING

Longye International Limited (incorporated in Cayman Islands)
#	Name of Shareholder	Number of Shares/ Registered Capital	Shareholding Percentage
1.	Long Ye Group Holding Inc	1	100%
	Total	1	100%

Long Ye Information Technology Limited 龍業信息技術有限公司 (incorporated in Hong Kong)
#	Name of Shareholder	Number of Shares	Shareholding Percentage
1.	Longye International Limited	1	100%
	Total	1	100%

Beijing Sangumaolu Information Technology Limited (北京三顾茅庐信息科技有 限公司) (incorporated in Beijing, PRC)
#	Name of Shareholder	Registered Capital	Shareholding Percentage
1.	Long Ye Information Technology Limited 龍業信息技術有限公司	USD 1,000,000	100%
	Total	USD 1,000,000	100%

Shenzhen Drive New Media Co. LTD (深圳市驱动新媒体有限公司) (incorporated in Beijing, PRC)

#	Name of Shareholder	Registered Capital	Shareholding Percentage
1.	李明友	RMB7,481,670	24.9389%
2.	Shenzhen Drive Team Management Center (Limited Partnership)	RMB2,634,150	8.7805%
3.	Shenzhen Drive Entrepreneurship Investment Center (Limited Partnership)	RMB8,065,230	26.8841%
4.	Shenzhen Drive Investment Management Center (Limited Partnership)	RMB9,857,520	32.8584%
5.	Shenzhen Drive Entrepreneurship Management Center (Limited Partnership)	RMB1,961,430	6.5381%
	Total	RMB30,000,000	100%

Schedules and Exhibits

Beijing Hulian Drive Technology Co. LTD (北京互联驱动科技有限公司) (incorporated in Beijing, PRC)
#	Name of Shareholder	Registered Capital	Shareholding Percentage
1.	Li Mingyou	RMB100,000	100%
	Total	RMB100,000	100%

Schedules and Exhibits

EXHIBIT A-2

PARTICULARS OF GROUP COMPANIES AND GROUP STRUCTURE

AFTER THE CLOSING

Longye International Limited (incorporated in Cayman Islands)

#	Name of Shareholder	Number of Shares/ Registered Capital	Shareholding Percentage
1.	TuanChe Limited	1	100%
	Total	1	100%

Long Ye Information Technology Limited 龍業信息技術有限公司(incorporated in Hong Kong)

#	Name of Shareholder	Number of Shares	Shareholding Percentage
1.	Longye International Limited	1	100%
	Total	1	100%

Beijing Sangumaolu Information Technology Limited (北京三顾茅庐信息科技 有 限公司) (incorporated in Beijing, PRC)

#	Name of Shareholder	Registered Capital	Shareholding Percentage
1.	Long Ye Information Technology Limited 龍業信息技術有限公司	USD 1,000,000	100%

	Total	USD 1,000,000	100%

Shenzhen Drive New Media Co. LTD (深圳市驱动新媒体有限公司) (incorporatedin Beijing, PRC)

#	Name of Shareholder	Registered Capital	Shareholding Percentage
1.	Du Xingyu	RMB300,000	1%
2.	Lin Mingyou	RMB29,700,000	99%
	Total	RMB30,000,000	100%

Beijing Hulian Drive Technology Co. LTD (北京互联驱动科技有限公司)(incorporated in Beijing, PRC)

#	Name of Shareholder	Registered Capital	Shareholding Percentage
1.	Du Xingyu	RMB1,000	1%
2.	Lin Mingyou	RMB99,000	99%
	Total	RMB100,000	100%

Schedules and Exhibits

EXHIBIT B

TRANSFER LIST

✓	List of business licenses and permits

✓	List of major contracts

✓	List of major business partners

✓	List of major assets

✓	List of official seal

✓	List of bank signatory

Schedules and Exhibits

EXHIBIT C

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

1.	Organization and Corporate Power

1.1  Section 1.1 of the Disclosure Schedule contains (i) a complete and accurate list of each Person in which any Group Company owns or holds the right to acquire any Equity Security, and (ii) a complete and accurate list for each Group Company of its name, its jurisdiction of incorporation or organization and its capitalization (including the identity of each shareholder or equity holder and the number of shares or other equity interests held by each such shareholder or equity holder).

1.2  The Company is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Each Group Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation set forth on Section 1.1 of the Disclosure Schedule. Each Group Company has full corporate power and authority to conduct its businesses as it is now being conducted, to own or use its properties and assets that each purports to own or use and to perform its obligations under the contracts to which each is a party. Each Group Company is duly qualified to do business as an organization, and is in good standing, under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

1.3   The Company has delivered to the Purchaser correct and complete copies of the certificates of incorporation, the memorandum and articles of association (or analogous governing documents), business licenses, certificates of approval (as applicable) of each Group Company, which documents reflect all amendments made thereto at any time before the date hereof. Such documents are in full force and effect and will remain in full force and effect following the transactions contemplated by this Agreement, except as amended by the memorandum and articles of association of the Company. Correct and complete copies of the minute books containing the records of meetings of the shareholders and boards of directors (or analogous parties), the share certificate books and the share record books (or equivalent documents) of each Group Company have been furnished to the Purchaser. No Group Company is in default under or in violation of any provision of its memorandum or articles of association (or analogous governing documents) in any material respect.

2.	Share Capital and Related Matters

2.1   The Company has delivered to the Purchaser a true, accurate and complete list of outstanding options issued under the Company’s existing share incentive plan(s), including the name of each person holding such options, the number of underlying shares of such options, and the exercise price and vesting periods thereof. As of the Closing, the Transfer Shares are duly issued and fully paid up and non-assessable. Immediately after the Closing, the Transfer Shares will be held beneficially and of record by the Purchaser free and clear of all Encumbrances (except as created or incurred under the Transaction Documents). Except as contemplated under the Restructuring Documents, no Group Company has outstanding any shares or securities convertible or exchangeable for any Equity Security or other ownership interest or containing any profit participation features, nor does any Group Company have outstanding any rights or options to subscribe for or to purchase its Equity Security or other ownership interest or any shares or securities convertible into or exchangeable for its Equity Security or other ownership interest or any share appreciation rights or phantom share plans. No Group Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Security or other ownership interest or any warrants, options or other rights to acquire its Equity Security.

Schedules and Exhibits

2.2   There are no statutory or contractual pre-emptive rights, rights of first refusal or similar rights or restrictions with respect to the offer, sale or issuance of any Transfer Shares hereunder. The Company has not violated any applicable securities or other laws in connection with the offer, sale or issuance of any of its Equity Security, and the offer and sale of the Transfer Shares hereunder do not require any registration or any other filing under any applicable securities or other laws other than the filing to the Registrar of Cayman Islands. Except as set forth under the Transaction Documents, there are no agreements between the shareholders of the Company with respect to the voting or transfer of the Company’s Share or with respect to any other aspect of the Company’s affairs.

2.3   Neither any Group Company nor any Affiliate, representative, officer, employee, director or agent of any Group Company is a party to or is bound by any agreement (other than this Agreement) with respect to any Acquisition Proposal.

2.4   Except as set forth under the Transaction Documents, no Person who holds any Equity Security in the Company has or shall have the right, and neither the Purchaser nor any Group Company has or shall have the obligation, to convert or otherwise transfer such Equity Security in the Company into Equity Security of any Group Company or Affiliates (including, after the Closing, the Purchaser) as a result of the transactions contemplated by this Agreement.

2.5   All Equity Security (whether registered or otherwise) of each Group Company has been fully paid in accordance with the terms of the applicable investment documents, the articles of association (or equivalent documents) of each such Group Company and applicable law (including, if applicable, PRC law), as evidenced by true and complete copies of capital verification reports or other equivalent documents certifying to such effect issued by a certified accountant (if applicable) or by the accounting firm employing such accountant (if applicable).

Schedules and Exhibits

3.	[Reserved]

4.	No Breach; Authorization; Execution & Enforceability

4.1   The execution and delivery by the Company of this Agreement and any other Transaction Documents to which it is a party, and the fulfilment of and compliance with the respective terms thereof by the Company do not and will not, (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Encumbrance upon the assets of the Company or the Company’s Shares (including any of the Company Shares) pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any permit, authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, (a) any law, statute, rule or regulation to which any Group Company is subject, (b) the memorandum and articles of association of the Company, or (c) any instrument, contract, lease, license, order, judgment, decree or other agreement to which any Group Company is subject.

4.2   Each Group Company possesses full power and authority to execute and deliver each Transaction Document to which it is a party and any and all instruments necessary or appropriate in order to fully effectuate the terms and conditions of each such Transaction Document and to perform and consummate the transactions contemplated hereby and thereby.

4.3   Each Group Company’s execution, delivery and performance of each Transaction Document to which it is a party has been duly and validly authorized by all necessary action on the part of such Group Company and such Group Company’s stockholders. Each Transaction Document to which a Group Company is a party has been duly and validly executed and delivered by such Group Company and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of such Group Company, enforceable against such Group Company in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.4   There are no Legal Proceedings pending or threatened against or affecting any Group Company, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could adversely affect the performance of the Company under the Transaction Documents to which any Group Company is a party or the consummation of the transactions contemplated hereby or thereby.

4.5   None of the Warrantors is a party to or bound by any agreement with respect to any Acquisition Proposal (other than this Agreement) and each of the Warrantors has terminated all discussions with any third party (other than the Purchaser), if any, regarding any Acquisition Proposal.

Schedules and Exhibits

5.	Financial Statements

The Company has delivered to the Purchaser the unaudited consolidated balance sheets, statements of income and cash flows of the Group Companies ended as of March 31, 2019 (the “Financial Statements”, and March 31, 2019, the “Latest Balance Sheet Date”). The Financial Statements have been prepared in accordance with PRC GAAP, applied on a consistent basis, and shows a true and fair view of the state of affairs, assets and liabilities, financial position and profit or loss of the Group Companies as of March 31, 2019 and for the periods covered thereby and are not affected by any unusual or non-recurring items not covered therein. Each Group Company maintains and, for all periods covered by the Financial Statements, has maintained (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of such Group Company and (ii) a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with PRC GAAP.

6.	Absence of Undisclosed Liabilities

No Group Company has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the date hereof (including without limitation any indemnification obligation or liability arising out of transactions entered into at or prior to the date hereof in connection with the disposal of any assets or shares in any Subsidiary), or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof (including any oral agreements), other than: (i) liabilities incurred in the Ordinary Course, and (ii) liabilities set forth in the Financial Statements.

7.	Products and Services Warranty

All products and services licensed, sold or delivered by the Group Companies have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and no Group Company has any material liability (or has received written notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for replacement thereof or other damages in connection therewith, other than replacements or damages in the Ordinary Course. No products licensed, sold or delivered and no services rendered by any Group Company are subject to any guarantee, warranty or other indemnity beyond the applicable industry standard terms and conditions of such sale or service.

Schedules and Exhibits

8.	No Material Adverse Effect

Since the Latest Balance Sheet Date, there has occurred no fact, event or circumstance which has had, or could reasonably be expected to have, a Material Adverse Effect, and each of the Group Companies has conducted its business only in the Ordinary Course.

9.	Absence of Certain Developments

Except as expressly contemplated by this Agreement, since the Latest Balance Sheet Date, no Group Company has:

(a)     issued or otherwise sold any notes, bonds or other debt securities or any share or other Equity Security;

(b)     borrowed any amount or incurred or become subject to any Indebtedness or other liabilities, except current liabilities incurred in the Ordinary Course and liabilities under contracts entered into in the Ordinary Course;

(c)     discharged or satisfied any Encumbrance or paid any obligation or liability, other than current liabilities paid in the Ordinary Course;

(d)    declared, set aside or made any dividend, payment or distribution of cash or other property to any of the holders of its Shares with respect to such share or purchased, redeemed or otherwise acquired, directly or indirectly, any Share or any outstanding rights or securities exercisable or exchangeable for or convertible into its Share or other equity securities (including, without limitation, any warrants, options or other rights to acquire its Share) without the Purchaser’s approval;

(e)     mortgaged or pledged any of its properties or assets or subjected them to any Encumbrances;

(f)      sold, assigned, leased, licensed or transferred any of its tangible assets, except in the Ordinary Course, or cancelled any debts or claims in aggregate exceeding RMB200,000 individually or in the aggregate;

(g)     sold, assigned, leased, licensed, transferred or otherwise encumbered any Intellectual Property Rights or other intangible assets other than in the Ordinary Course, or disclosed any material proprietary confidential information to any Person, or abandoned or permitted to lapse any Intellectual Property Rights or other intangible asset;

(h)     delayed or postponed the payment, or modified the payment terms, of any accounts or commissions payable or any other liability or obligations or agreed or negotiated with any party to extend the payment date of any accounts or commissions payable or accelerated the collection of any notes, accounts or commissions receivable other than in the Ordinary Course;

Schedules and Exhibits

(i)      made capital expenditures in an amount materially morethan the budgeted amount of capital expenditures for such period or made capital expenditures or commitments for capital expenditures that in excess of RMB200,000 individually or in the aggregate;

(j)      made any charitable contributions or pledges;

(k)     suffered any damage, destruction or loss or waived any rights of material value, whether or not in the Ordinary Course, exceeding in the aggregate RMB200,000 (whether or not covered by insurance);

(l)      made any loans or lending to, Investment in, or guarantees for the benefit of, any Person or taken steps to incorporate any Subsidiary;

(m)    made any change in any method of accounting or accounting policies, other than those required by US GAAP or PRC GAAP and disclosed in writing to the Purchaser;

(n)     without the Purchaser’s approval, entered into any employment contract (written or oral) or changed the employment terms for any director, officer or senior manager or made or granted any bonus (including any one-time bonus) or any wage, salary or compensation increase to any director, officer or senior manager, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan, incentive arrangement or other benefit covering any of the employees of any Group Company or adopted any new employee benefit plan, incentive arrangement or other benefit covering any of the employees of any Group Company;

(o)     entered into any contract, agreement or arrangement outside of the Ordinary Course;

(p)     amended its memorandum and articles of association or other organizational documents;

(q)     made or changed any Tax election, changed any annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any agreement with any taxing authority, settled any Tax claim or assessment relating to any Group Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Group Company, or took any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Group Company for any period ending after the Closing Date or decreasing any Tax attribute of any Group Company existing on the Closing Date;

Schedules and Exhibits

(r)      (i) entered into any transaction other than the transactions contemplated under the Transaction Documents or in the Ordinary Course, or (ii) materially changed any business practice;

(s)     suffered any material adverse change in its business, customers or customer relations, suppliers or supplier relations;

(t)     organized any new Subsidiary or branch, or acquired any Equity Security or equity interests in the business, of any other company;

(u)    adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, or other reorganization; or

(v)     agreed, resolved or otherwise committed, whether orally or in writing, to do any of the foregoing.

10.	Assets

Each Group Company has good and marketable title to, or a valid leasehold interest in, or a valid license to use, the properties and assets, tangible or intangible, used by any Group Company free and clear of all Encumbrances, except for inventory disposed of in the Ordinary Course since the Latest Balance Sheet Date. All of the equipment and other tangible assets (whether owned or leased) of any Group Company are in good condition and are fit for use in the Ordinary Course. As of the Closing, each Group Company shall own, or have a valid leasehold interest in, or a valid license to use, all the assets and rights necessary for the conduct of the Company’s and each Group Company’s respective businesses as presently conducted.

11.	Real Property

11.1  Leased Properties. Section 11.1 of the Disclosure Schedule sets forth a list of all of the leases, licenses and subleases of real property to which any Group Company is a party to or bound by (each a “Lease” and, collectively, the “Leases”) and each leased, licensed and subleased parcel of real property in which any Group Company has a leasehold or subleasehold interest (the “Leased Real Property”). Each Group Company holds a valid and existing leasehold or subleasehold interest under each of the Leases. With respect to each Lease listed on Section 11.1 of the Disclosure Schedule: (a) there are no disputes, oral agreements or forbearance programs in effect as to such Lease and no Group Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Lease; (b) the Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be so on substantially identical terms immediately following the Closing; (c) neither any Group Company nor any other party to any Lease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration under the Lease or sublease; (d) such Lease has not been amended or modified in any respect; (e) neither any Group Company nor the Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold, license agreement or subleasehold; (f) all buildings, improvements and other property leased, licensed or subleased thereunder are supplied with utilities and other services necessary for the operation thereof (including gas, electricity, water, telephone, sanitary and storm sewer, and access to public roads); (g) if required by applicable law or regulation, all of Leases required to be set forth on Section 11.1 of the Disclosure Schedule have been registered with the competent lease registration authority in the jurisdiction in which such Leases are entered into in accordance with applicable laws and regulations and (h) the transactions contemplated by the Transaction Documents will not require the consent of any landlord, licensor or sublandlord or the Company will provide such consent prior to the Closing.

Schedules and Exhibits

11.2  Owned Real Property. Section 11.2 of the Disclosure Schedule sets forth a complete and correct legal description of each parcel of real property in which any Group Company holds legal or equitable title (the “Owned Real Property”). The Group Company, as the case may be, holds good and marketable fee simple title to the Owned Real Property free and clear of any Encumbrances. The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitutes all of the real property owned, leased, occupied or otherwise utilized by the Group. No activity of any Group Company on the Real Property encroaches upon the property of any Person or easements or rights-of-way in favor of any Person in any material respect. No Group Company has received written notice of any pending or contemplated condemnation or eminent domain proceeding affecting the Real Property and, to the knowledge of the Company, no such condemnation or eminent domain proceedings are threatened.

11.3  Current Use. There is no known violation of any covenant, condition, restriction, easement, agreement or order of any Governmental Authority having jurisdiction over any Real Property that affects such real property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, a significant adverse effect on the operation of the business of any Group Company. No current use by any Group Company of any Real Property is dependent on a nonconforming use or other approval from a Governmental Authority, the absence of which would limit the use of any of the properties or assets in the operation of any Group Company’s business.

11.4  Condition and Operation of Improvements. To the knowledge of the Company, all buildings and all components of all buildings, structures and other improvements included within the Real Property are in good condition and repair and are adequate to operate such facilities as currently used; all utilities and other similar systems serving the Real Property are installed and operating and are sufficient to enable the Real Property to continue to be used and operated in the manner currently being used and operated.

Schedules and Exhibits

12.	Tax Matters

12.1  Each Group Company has filed or caused to be filed on a timely basis all Tax Returns required to be filed by or with respect to such Group Company, and all such Tax Returns have been prepared in compliance with all applicable laws and regulations and are true and accurate in all material respects. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by law. All records relating to such Tax Returns or to the preparation thereof required by applicable laws to be maintained by each Group Company have been duly maintained. All Taxes due and payable by any Group Company have been timely paid in full (whether or not such Taxes are shown or required to be shown on a Tax Return) and each Group Company has duly and timely withheld and fully paid over to the appropriate taxing authority all Taxes which it was required to withhold in connection with any amounts paid or owed to any employee, independent contractor, shareholder, creditor or other third party. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any Group Company does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction. There are no Encumbrance for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Group Company.

12.2  No PRC (including any subdivision, municipality, province or locality of the PRC), U.S. federal, state, local, or other non-U.S. Tax audits or administrative or judicial proceedings are pending or being conducted with respect to any of the Group Company. No Group Company has received from any PRC (including any subdivision, municipality, province or locality of the PRC), U.S. federal, state, local, or non-U.S. taxation authority (including jurisdictions where the Group Companies have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review or Legal Proceeding, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing authority against any Group Company.

12.3  No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

12.4  No Group Company is a party to or bound by any Tax allocation or sharing agreement. No Group Company (i) has been a member of an Affiliated Group filing a consolidated Tax Return, or (ii) has any liability for the Taxes of any Person (other than any Group Company) as a result of any Group Company being part of or owned by, or ceasing to be party of or owned by, any affiliated, combined, consolidated, unitary or other similar group prior to the Closing, as a transferee or successor, by contract or otherwise.

Schedules and Exhibits

12.5  The unpaid Taxes of any Group Company (i) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Financial Statements, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Company in filing its Tax Returns. Since the Latest Balance Sheet Date, no Group Company has incurred any liability for Taxes arising from any transactions outside of the Ordinary Course.

12.6  No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) agreement with any taxing authority executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

12.7  No Group Company is resident for Tax purposes or has a branch, permanent establishment, agency of other taxable presence in any jurisdiction other than its jurisdiction of organization.

12.8  The prices and terms for the provision of any property or services undertaken by the Group Companies are arm’s length for purposes of the relevant transfer pricing laws, and all related material documentation required by such laws has been timely prepared or obtained and, if necessary, retained.

12.9  The Group Companies have complied in all material respects with all statutory provisions, rules, regulations, orders and directions in respect of any value added or similar Tax on consumption, has promptly submitted accurate returns, maintains full and accurate records, and has never been subject to any interest, forfeiture, surcharge or penalty and is not a member of a group or consolidation with any other company for the purposes of value added Taxation.

12.10  No Group Company has granted any power of attorney with respect to any matters related to Taxes that is currently in force.

12.11  Section 12.11 of the Disclosure Schedule contains details of any concession, agreements (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any taxation authority relating to the Group Companies.

12.12  All Tax credits (including without limitation Tax refunds and rebates) and Tax holidays enjoyed by any Group Companies established under the laws of the PRC under applicable laws since its establishment have been in compliance with all applicable laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable laws published by relevant Governmental Authority. Neither the Founder nor any Group Company has received any notice in relation to or is aware of any event that may result in repeal, cancellation, revocation, or return of any such Tax credits or Tax holidays.

Schedules and Exhibits

12.13  No Group Company has been a party to or otherwise knowingly involved in any transaction or series of transactions which, or any part of which, is intended to avoid, or unlawfully reduce or delay any Tax, including but not limited to using or presenting any invalid, untrue or false invoices or receipts to claim for deduction of business expenses for Tax purposes.

12.14  No Group Company is or ever has been a “passive foreign investment company” within the meaning of Code Section 1297(a) or a “controlled foreign corporation” within the meaning of Code Section 957(a). No Group Company holds, or at any time has held, a “United States real property interest” within the meaning of Code Section 897(c) (1). No Group Company has, or at any time has had, an investment in “United States property” within the meaning of Code Section 956(b). No Group Company is, or any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Code Section 864(b), 882(a) or 887(b).

13.	Contracts and Commitments

13.1  Except as expressly contemplated by the Transaction Documents, no Group Company is a party to or bound by any of the following written or oral Contracts (the “Material Contracts”) other than the Material Contracts listed in Section 13.1 of the Disclosure Schedule:

(a)    any Contract involving payment obligations (contingent or otherwise) in excess of RMB200,000 individually or in the aggregate per annum;

(b)    any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Security;

(c)     any Contract requiring the consent of any party thereto upon a change in control of any Group Company, containing any provision which could result in a modification of any rights or obligations of any party thereunder upon a change in control of any Group Company or which would provide any party any remedy (including rescission or liquidated damages) in the event of a change in control of any Group Company;

(d)    any Contract involving the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a material business (other than in the Ordinary Course);

Schedules and Exhibits

(e)    any Contract involving the waiver, compromise, or settlement of any material Legal Proceeding;

(f)      any Contract involving the ownership or lease of, title to, use of, or any leasehold or other interest in any real property;

(g)    any Contract under which such Group Company is obligated or will become obligated to make any severance payment or bonus compensation payment by reason of the Transaction Documents or the consummation of the transactions contemplated hereunder;

(h)    any Contract under which such Group Company has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds other than any disbursement in the Ordinary Course;

(i)      any Contract for Indebtedness, pledging or otherwise placing of a Lien on any asset or group of assets of the Group or any material letter of credit arrangements;

(j)      any Contract for the license of any Intellectual Property Rights of any Group Company;

(k)     any Contract pursuant to which such Group Company has granted a power of attorney, agency or similar authority to a third party other than in the Ordinary Course;

(l)      any Contract prohibiting such Group Company from freely engaging in any business or competing anywhere in the world;

(m)   any Contract involving the establishment, contribution to, or operation of a partnership, joint venture, franchise or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person;

(n)    any Contract with a governmental entity;

(o)    Contract involving any Affiliate Transactions (except for the Restructuring Documents); or

(p)    Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its Share Capital, partnership interests or membership interests.

Schedules and Exhibits

13.2  Section 13.1 of the Disclosure Schedule contains a true and complete list of all the Material Contracts. Unless otherwise specified in the Disclosure Schedule, the Material Contracts set forth on Section 13.1 of the Disclosure Schedule are valid, binding and enforceable in accordance with their respective terms and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. Each Group Company has substantially performed all obligations required to be performed by it under such Contracts and is not in material default under or in material breach of, nor in receipt of any claim of default or breach under, any Contract to which such Group Company is subject; to the knowledge of the Company, no event has occurred which it is foreseeable with the passage of time or the giving of notice or both could result in a default, breach or event of noncompliance by any Group Company under any Contract to which any Group Company is subject; no Group Company has a present expectation or intention of not fully performing all such obligations on a timely basis; no Warrantors has any knowledge of any breach or anticipated breach by the other parties to any Contract to which any Group Company is a party; and no Group Company is a party to any Contract that might reasonably be expected to have a Material Adverse Effect.

13.3  The Purchaser has been supplied with or provided access to a true and correct copy of each of the written Material Contracts set forth on Section 13.1 of the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

14.	Intellectual Property Rights and IT Infrastructure

14.1  Section 14.1 of the Disclosure Schedule contains a true, complete and correct list of all of the following that are owned by the Group Companies: (i) patented or registered Intellectual Property Rights, (ii) pending patent applications and applications for registration of other Intellectual Property Rights, (iii) computer software material to the conduct of the business of the Group Companies, (iv) trade or corporate names and internet domain names, and (v) material unregistered trademarks and service marks (the “Company Intellectual Property Rights”).

14.2  The Group Companies own all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable license set forth on Section 14.1 of the Disclosure Schedule, free and clear of all Encumbrance, all Intellectual Property Rights used in or held for use or necessary to operate the business of any Group Company as currently conducted and as currently proposed to be conducted. The registered Company Intellectual Property Rights owned by the Group Companies are valid, enforceable and subsisting, and no loss, other than by expiration of patents at the end of their respective statutory terms, of any of the Company Intellectual Property Rights is threatened or pending. Unless otherwise specified in the Disclosure Schedule, the licenses set forth on Section 14.1 of the Disclosure Schedule are in full force and effect and no default exists on the part of any Group Company or, to the knowledge of the Company, on the part of any other parties thereto. All commercially reasonable, customary or necessary action, including the payment of all fees and taxes (to the extent applicable), have been taken to maintain and protect the Intellectual Property Rights.

Schedules and Exhibits

14.3  (i) There are no claims against any Group Company that were either made or are presently pending contesting the validity, use, enforceability, ownership or registrability of any of the Company Intellectual Property Rights owned by any Group Company, and to the knowledge of the Company, there is no reasonable basis for any such claim, (ii) no Group Company has infringed, misappropriated or otherwise conflicted with, and the operation of the business of any Group Company as currently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any other Persons and no Group Company has any knowledge of any facts or circumstances that indicate a likelihood of the foregoing, (iii) no Warrantors has received any notices (including cease-and-desist letters or offers to license) alleging infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of any other Person, no other Person is infringing, misappropriating or otherwise conflicting with any of the Company Intellectual Property Rights. The transactions contemplated by this Agreement will not impair the right, title or interest of any Group Company in and to the Company Intellectual Property Rights, and all of the Company Intellectual Property Rights will be owned or available for use by the Group Companies immediately after the Closing on terms and conditions identical to those under which the Group Companies owned or used the Company Intellectual Property Rights immediately prior to the Closing. To the knowledge of Company, no current or former employee, consultant, director or officer of any Group Company has disclosed to any third party or otherwise used any confidential information of such Group Company except in the course of their employment or engagement with such Group Company and at the direction of such Group Company.

14.4  The Group Companies own all right, title and interest in and to the Intellectual Property Rights authored, developed or otherwise created by each current and former employee, consultant, director and officer of the Group Companies, without any restrictions or obligations owed to such employee, consultant or officer with respect to such Group Company’s use or ownership of such Intellectual Property Rights. Without limiting the generality of the foregoing sentence, all author’s and moral rights in any such Intellectual Property Rights have been waived.

14.5  The Group Companies are in compliance in all material respects with (i) all applicable data protection or privacy laws governing the collection or use of personal information and (ii) any privacy policies or related policies, programs or other notices that concern any Group Company’s collection or use of personal information.

Schedules and Exhibits

15.	Government Licenses and Permits

All permits, licenses, franchises, certificates (excluding good standing certificates), approvals, registrations, accreditations and other authorizations of domestic and foreign governments or agencies or other similar rights owned, possessed or used by the Group Companies in the conduct of their business and the ownership of their properties (collectively, the “Licenses”) are in full force and effect and contain no materially burdensome restrictions or conditions and will remain in full force and effect without such restrictions or conditions following the consummation of the transactions contemplated by this Agreement. The Licenses constitute all permits, licenses, franchises, certificates, approvals, registrations, accreditations and other authorizations necessary for the conduct of the business of the Group Companies. To the knowledge of the Company, no regulatory body is considering modifying, suspending or revoking any of the Licenses. Each Group Company is in compliance with the terms and conditions of the Licenses in all material respects and has received no notices that it is in violation of any of the terms or conditions of such Licenses or alleging the failure to hold or obtain any permit, license, franchise, certificate, approval or authorization. Each Group Company has taken all necessary action to maintain valid such Licenses. No loss, termination, expiration or revocation of any License is pending or to the knowledge of the Company, threatened, other than expiration in accordance with the terms thereof and all of such Licenses shall be owned or available for use by the any Group Company on substantially identical terms immediately following the Closing.

16.	Litigation, etc.

There are no Legal Proceedings pending or threatened against or affecting any Group Company or any assets any Group Company (or pending or threatened against or affecting any of the officers, directors, members, partners, managers or employees of any Group Company with respect to his, her or its business or proposed business activities), or pending or threatened by any Group Company against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); no Group Company is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and there is no basis for any of the foregoing. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any employee of any Group Company, the Group Companies’ use in connection with their respective businesses of any information or techniques allegedly proprietary to any such employee’s former employers or such employee’s obligations under any agreements with former employers. The Group Companies are fully insured with respect to each of the matters set forth on Section 16 of the Disclosure Schedule. No Group Company or its assets are subject to any judgment, order or decree of any court or other governmental agency, and no Warrantor has received any opinion or memorandum or legal advice from legal counsel to the effect that the any Group Company is exposed, from a legal standpoint, to any liability which may be material to any business of such Group Company.

17.	Brokerage

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Group Companies or Founder.

Schedules and Exhibits

18.	Insurance

Section 18 of the Disclosure Schedule contains a description of all insurance policies maintained by any Group Company with respect to its properties, assets or business. Each such insurance policy (i) is legal, valid, binding and enforceable and in full force and effect and (ii) (subject to its insurance period) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement. No Group Company is in default with respect to its obligations under any insurance policy maintained by it and has not been denied insurance coverage. Section 18 of the Disclosure Schedule also sets forth a list of all claims, if any, made by any Group Company against an insurer in respect of coverage under an insurance policy, and unless otherwise provided in the Disclosure Schedule, there have been neither denials of claims nor reservation of rights letters with regard to such claims. No Group Company has any self-insurance or co-insurance programs, and the reserves set forth in the Financial Statements are adequate to cover all of the Group Companies’ anticipated liabilities with respect to any such self-insurance or co-insurance programs.

19.	Employees

19.1   To the knowledge of the Company, neither any executive nor any Key Employee or any group of employees has any plans to terminate his or her employment with such Group Company.

19.2   Each Group Company has complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social welfare benefits and the payment or withholding of payroll or similar taxes for employees, or any other applicable law or regulation concerning the employees of any Group Company); no Group Company has failed to contribute or make payment to pension insurance, occupational injury insurance, medical insurance, maternity insurance, unemployment insurance, the social insurance premiums, housing funds or other statutory welfare funds for the benefit of each of its employees in full and on time as required by applicable law; and no Warrantor is aware of any present or threatened, or has ever experienced any historical, labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances).

19.3  Neither any Group Company nor, to the knowledge of the Company, any Employee is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of any Group Company. Neither any Group Company nor the Seller has received any notice alleging that any violation of any such agreements has occurred. No current employee or consultant of any Group Company has excluded works or inventions made prior to his or her employment with such Group Company from any Inventions Agreement between such Group Company and such Person.

Schedules and Exhibits

20.	Employee Benefits Matters

20.1  Section 20.1 of the Disclosure Schedule sets forth an accurate and complete list of each employee benefit plan, program or arrangement at any time maintained, sponsored or contributed to by any Group Company. Each such item listed on Section 20.1 of the Disclosure Schedule is referred to herein as a “Plan” and collectively as the “Plans”.

20.2  There are no pending or threatened actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits) which could result in material liability to any Group Company.

20.3  Each of the Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their terms and in compliance with the applicable laws. With respect to each Plan, all required payments, premiums, contributions, distributions and reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.

20.4  Each Plan which is subject to health care continuation requirements has been administered in compliance with such requirements. No Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of any Group Company other than as required pursuant to applicable laws.

20.5  With respect to each Plan, the Warrantors has provided the Purchaser with true, complete and correct copies of (to the extent applicable) all documents pursuant to which the Plan is maintained, funded and administered (including the Plan and trust documents, any amendments thereto, the summary Plan descriptions and any insurance contracts or service provider agreements).

21.	Compliance with Laws

21.1  No Group Company or the Founder has violated any law, ordinance, code, rule or any governmental regulations, rules, circulars, notices or requirements relating to the operation of its respective business, the maintenance and operation of its properties and assets and the payment of any dividend or other distribution in respect of any equity interest of any Group Company (including applicable laws of the United States such as the FCPA, U.S. Bank Secrecy Act, and applicable laws, regulations, rules, circulars or notices of the PRC such as applicable SAFE Rules and Regulations, and no Warrantor has received any notice of, and no claims have been filed, against any Group Company alleging any such violation. To the knowledge of the Company, no Group Company has sold, or facilitated the sale of, any products or goods that infringe any Person’s Intellectual Property Rights or in connection with which Tax (including custom duties) has not been paid in accordance with applicable laws.

Schedules and Exhibits

21.2  Neither any Group Company nor any of its respective Affiliates, directors, officers, employees, or agents has taken any act that will cause the Purchaser or any of its Affiliates (including, after the Closing, the Company) to violate the FCPA or any applicable anti-corruption law. Without limiting the generality of the foregoing, neither any Group Company nor any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid, promised to pay, or authorized the payment of any money or corporate fraud, or offered, given a promise to give, or authorized the giving of anything of value, to any government official, to any political party or official thereof or to any candidate for political office for any unlawful contribution, gift, entertainment or other unlawful expenses relating to a political activity, or for the purpose of (i) (A) influencing any act or decision of such government official, political party, party official, or candidate in his or its official capacity, (B) inducing such government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate, or (C) securing any improper advantage, or (ii) inducing such government official, political party, party official, or candidate to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, in order to assist such Person in obtaining or retaining business for or with, or directing business to any Group Company.

21.3 Neither any Group Company nor any of its respective Affiliates, directors, officers, employees, representatives, or agents is currently a Non-U.S. Official. Further, as of the date of execution of this Agreement, no Non-U.S. Official or any agency, department, political party, public international organization, or instrumentality thereof is associated with, or presently owns an interest, whether direct or indirect, in any Group Company or has any legal or beneficial interest in any such Person or the payments to be made by the Purchaser hereunder.

21.4 Neither any Group Company nor any of its respective Affiliates, directors, officers, employees, representatives, or agents nor any person acting on behalf of any of the foregoing, has made a promise to make anything of value (“Payment”) (i) to or for the use or benefit of any Non-U.S. Official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Non-U.S. Official; or (iii) to any other person or entity, the payment of which would violate, or implicate any of the Purchaser or its Affiliates in the violation of, the laws or regulations of the United States or any other governmental entity having jurisdiction over the activities being carried out by the Purchaser.

Schedules and Exhibits

21.5  Each Group Company has effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable anti-corruption laws have been and will be prevented, detected and deterred.

21.6  No Group Company (nor any Person on behalf of any Group Company) has at any time made any payments for political contributions or made any bribes, kickback payments or other illegal payments.

21.7   No part of the funds used by any Group Company or its Affiliates have been or will be, directly or indirectly derived from, or related to, any activity that contravenes domestic or applicable international laws and regulations, including anti money laundering laws and regulations, or would cause the Purchaser or any of its Affiliates (including, after the Closing, the Company) to be in violation of any anti-money laundering or other laws in any jurisdiction, including the United States. No payment by any of the parties hereunder (whether pursuant to their indemnification obligations or otherwise) shall cause the Purchaser or any of its Affiliates (including, after the Closing, the Company) to be in violation of any anti money laundering laws and regulations of the PRC, the United States or any other relevant jurisdiction applicable to its business or operations.

22.	Affiliate Transactions

22.1  Except those between the members of the Group Companies, no employee, officer, director, or Affiliate of the Group Companies, or any Person in the Family Group of any of the foregoing (each, a “Company Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with any Group Company or that pertains to the business of the Group Companies other than any employment, non-competition, confidentiality or other similar agreements between any Group Company and any Person who is an officer, director or employee of the Group Companies (each, an “Affiliate Agreement”); or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible, that is used by any Group Company in carrying out its business (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

22.2  As of the Closing, except those between the members of the Group Companies and except as set forth under the Transaction Documents, there will be no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between any Group Company, on the one hand, and a Company Affiliate on the other hand, except to the extent arising out of the post-Closing performance of an Affiliate Agreement that is in writing and is set forth on Section 22.2 of the Disclosure Schedule (and a true, complete and correct copy of which has been provided to the Purchaser). With respect to any Affiliate Agreement set forth on Section 22.2 of the Disclosure Schedule, (i) the terms and conditions of any such Affiliate Agreement are no less favorable to any Group Company than could have been obtained from an unrelated third party, and (ii) such Affiliate Agreement was negotiated and entered into on an arms-length, commercially reasonable basis.

Schedules and Exhibits

23.	Suppliers and Customers

Section 23 of the Disclosure Schedule accurately sets forth a list of the top ten logistics service provider of the Company by U.S.$ or RMB (or other applicable currency) volume for the past twelve months ending April 30, 2019. No material supplier, vendor or service provider of any Group Company (including, without limitation, any supplier, vendor or service provider referenced above) has given notice to the Warrantors that it intends to stop or materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, paying any commissions to such Group Company or supplying materials, products or services to such Group Company (whether as a result of the transactions contemplated by this Agreement or otherwise). No material customer of any Group Company (including, without limitation, any customer referenced above) has given the Warrantors notice that it intends to stop or materially decrease the rate of, buying services, materials or products from such Group Company (whether as a result of the transactions contemplated by this Agreement or otherwise).To the knowledge of the Company, the consummation by each Group Company of the transactions contemplated by this Agreement will not adversely affect the relationship of the Group Companies with any of such customers and suppliers.

24.	Officers and Directors; Bank Accounts

Section 24 of the Disclosure Schedule lists all directors of the Group Companies immediately prior to the Closing.

25.	Privacy and Security

25.1  Without limiting the generality of Section 25.1, each Group Company (i) has taken commercially reasonable steps to prevent the violation by any Group Company of the rights of any person or entity with respect to Personally Identifiable Information provided under applicable laws, including PRC, U.S. and state laws, rules and regulations, including all rights respecting (x) privacy generally, (y) the obtaining, storing, using or transmitting of Personally Identifiable Information of any type, whether via electronic means or otherwise, and (z) spyware and adware (clauses (x)-(z), including, without limitation, as “Privacy Rights”) and (ii) complies in all material respects with applicable governing industry standards and such Group Company’s policy in effect as of the date hereof. For purposes of this Agreement, the term “Personally Identifiable Information” means data in control of any Group Company that would enable such Group Company to identify or locate a particular person, including but not limited to name, address, telephone number, electronic mail address, personal identification number, social security number, bank account number or credit card number; provided, however, that data shall not be Personally Identifiable Information for purposes of this Agreement if no Group Company (x) intentionally collects or intentionally receives any such data or (y) actually uses any such data to identify the identity or location of, or identify or locate, a particular person as a result of any receipt of such data.

Schedules and Exhibits

25.2  Each Group Company: (i) takes commercially reasonable steps to protect the confidentiality, integrity and security of their software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper access, modification, transmittal or use; and (ii) does not intentionally use, collect or receive any of the following types of Personally Identifiable Information about individuals for purpose not in the Ordinary Course (other than personnel records for their own employees maintained in the Ordinary Course and in compliance with all applicable laws): social security numbers or credit card numbers.

26.	Disclosure

Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items prepared and supplied to the Purchaser by or on behalf of the Group Companies with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make any statement contained herein or therein not misleading. There is no fact which the Group Companies have not disclosed to the Purchaser in writing and of which any of the Group Companies or their respective officers, directors or executive employees is aware, which has had or could reasonably be expected to have a Material Adverse Effect.

Schedules and Exhibits

EXHIBIT D

DISCLOSURE SCHEDULE

Schedules and Exhibits

EXHIBIT E

RESTRUCTURING DOCUMENTS

Schedules and Exhibits